INTERDIGITAL ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS
Increased Per-Unit Licensee Royalties Drive 22% Year-Over-Year Increase in Revenue to $57.8 million

WILMINGTON, DE.—May 1, 2014—InterDigital, Inc. (NASDAQ: IDCC), a wireless research and development company, today announced results for the first quarter ended March 31, 2014.
First Quarter 2014 Financial Highlights

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Revenue of $57.8 million, a 22% increase compared to $47.4 million in first quarter 2013. This $10.4 million increase was primarily due to increased shipments by, and the coverage of additional products under our agreement with, per-unit licensee Pegatron. Additionally, technology solutions revenue increased as a result of the third quarter Intel arbitration award that clarified whether royalties were owed on specific product classes.

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First quarter 2014 operating expenses were $57.9 million, a $4.5 million decrease compared to $62.4 million in first quarter 2013. The decrease was led by a $3.8 million decrease in intellectual property enforcement, primarily due to fewer expenses related to the company's USITC proceedings, and related actions, and licensee arbitrations.

•	Net loss[1] of $1.9 million, $0.05 per diluted share, compared to a net loss of $12.3 million or $0.30 per diluted share in first quarter 2013.

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Ending cash and short-term investments of $684.6 million. In first quarter 2014, the company used $12.0 million of free cash flow[2] compared to $70.9 million generated in first quarter 2013. This change in free cash flow was primarily attributable to higher cash receipts in first quarter 2013, including the receipt of prepayments from licensees, as well as higher tax payments made in first quarter 2014.

“The successful execution of our licensing program has continued to drive revenue growth, and positions us well to capitalize on the ongoing expansion of the wireless industry,” said William J. Merritt, President and CEO of InterDigital. “In addition, our strong patent position and some recent developments related to patent licensing place us on what we believe is very solid footing, validating our successful licensing business model and our continued investment in core wireless research. We are also laying the groundwork for creating additional value as we reorient a portion of our R&D expenditure towards nearer-term commercial opportunities.”
Notable Operating Highlights in First Quarter 2014 Included:

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Highly successful demos of new video and spectrum-sharing solutions at Mobile World Congress in Barcelona. These demos included a ground-breaking innovation in bandwidth reduction for streaming video, achieving up to 40% bitrate reduction in streaming of 4K resolution content without sacrificing quality.

•	At Mobile World Congress, the company also demonstrated the first 3.5 GHz shared spectrum radio solution with guaranteed Quality of Service - a major advance in making the technology operator-ready.

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Completion of the evidentiary hearing in the United States International Trade Commission’s investigation No. 337-TA-868 of the company's complaint against respondents Nokia, Samsung and ZTE involving certain 3G and 4G wireless devices. The Initial Determination in the proceeding is expected to be issued on or before June 13, 2014.

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Immediately following quarter end, InterDigital’s patent-holding subsidiaries entered into a worldwide, non-exclusive, royalty bearing patent license agreement with Fujitsu Limited ("Fujitsu"). The agreement covers the sale of Fujitsu's 2G, 3G and 4G terminal unit and infrastructure equipment products, including LTE and LTE-Advanced products.

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Also following quarter end, the addition of Dr. Byung K. Yi as Chief Technology Officer and head of InterDigital Labs. Dr. Yi had previously been a senior executive with the Federal Communications Commission as well as Executive Vice President and head of North American research and development with LG Electronics. James J. Nolan assumes leadership of InterDigital Solutions, while Allen A. Proithis moves to assume leadership of a significant corporate initiative focused on Internet of Things/M2M technology.

Additional Financial Highlights

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The decrease in first quarter 2014 operating expenses compared to the similar period in 2013 was also driven by a $1.5 million repositioning charge in first quarter 2013 associated with the company's voluntary early retirement program. Patent amortization increased $1.3 million in 2014, primarily driven by patent acquisitions made during 2013.

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First quarter 2014 other expense was $4.0 million, compared to $9.5 million in first quarter 2013, primarily driven by the recognition of a $6.7 million investment impairment during first quarter 2013.

•	Companies that accounted for ten percent or more of first quarter 2014 total revenue were Pegatron Corporation (31%) and Sony Corporation of America (17%).

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The company's first quarter 2014 effective tax rate was approximately 36.2% as compared to 47.4% in first quarter 2013, based on the statutory federal tax rate. The decrease in the effective tax rate resulted from the impact of lower forecasted state tax expense, resulting, in part, from the company's income mix between patent licensing royalties and technology solutions revenue.

Conference Call Information
InterDigital will host a conference call on Thursday, May 1, 2014 at 10:00 a.m. Eastern Time to discuss its 2014 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast under the Events section on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (800) 768-6563 within the United States or (785) 830-7991 from outside the United States. Please call by 9:50 a.m. ET on May 1 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET May 1 through 1:00 p.m. ET May 6. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 1392365.

About InterDigital®
InterDigital develops wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation: (i) our belief that the successful execution of our licensing program positions us well to capitalize on the ongoing expansion of the wireless industry, (ii) our belief that our strong patent position and some recent developments related to patent licensing place us on very solid footing and (iii) our expectation that the Initial Determination in the 337-TA-868 USITC investigation will be issued on or before June 13, 2014. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital’s roadmap; (v) our ability to commercialize the company’s technologies and enter into customer agreements; (vi) the failure of the markets for the company’s current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company’s technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, delays in the timely receipt and final reviews of quarterly royalty reports from our licensees, delays in payments from our licensees and related matters; (ix) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; (x) changes or inaccuracies in market projections; and (xi) changes in the company’s business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
Footnotes
1    Throughout this press release, net loss and diluted earnings per share are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash (used in) provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash (used in) provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2014	2013
REVENUES:
Per-unit royalty revenue	$36,488	$29,314
Fixed fee amortized royalty revenue	16,936	16,910
Past patent royalties	850	687
Technology solutions revenue	3,570	452
	57,844	47,363

OPERATING EXPENSES:
Patent administration and licensing	33,298	36,875
Development	15,435	16,146
Selling, general and administrative	9,152	7,842
Repositioning	—	1,544
	57,885	62,407

Loss from operations	(41)	(15,044)

OTHER EXPENSE (NET)	(3,964)	(9,480)
Loss before income taxes	(4,005)	(24,524)
INCOME TAX BENEFIT	1,450	11,621
NET LOSS	$(2,555)	$(12,903)
Net loss attributable to noncontrolling interest	$(694)	$(634)
NET LOSS ATTRIBUTABLE TO INTERDIGITAL, INC.	$(1,861)	$(12,269)
NET LOSS PER COMMON SHARE — BASIC	$(0.05)	$(0.30)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	40,444	41,138
NET LOSS PER COMMON SHARE — DILUTED	$(0.05)	$(0.30)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	40,444	41,138
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.10

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended March 31,
	2014	2013
(Loss) income before income taxes	$(4,005)	$(24,524)
Taxes paid	(10,399)	(1,813)
Non-cash expenses	13,965	22,525
Increase in deferred revenue	14,498	11,569
Deferred revenue recognized	(26,635)	(25,472)
(Decrease) increase in operating working capital, deferred charges and other	9,717	93,953
Capital spending and capitalized patent costs	(9,103)	(5,352)
FREE CASH FLOW	(11,962)	70,886

Tax benefit from share-based compensation	1,130	140
Acquisition of patents	—	(12,500)
Long-term investments	—	(445)
Proceeds from noncontrolling interests	1,275	—
Dividends paid	(4,043)	—
Net proceeds from exercise of stock options	343	209
Unrealized (loss) gain on short-term investments	(601)	239
NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(13,858)	$58,529

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	MARCH 31, 2014	DECEMBER 31, 2013
ASSETS
Cash & short-term investments	$684,593	$698,451
Accounts receivable (net)	69,046	92,830
Current deferred tax assets	23,241	26,197
Other current assets	38,566	40,036
Property & equipment and patents (net)	215,439	215,906
Other long-term assets (net)	49,474	39,763
TOTAL ASSETS	$1,080,359	$1,113,183

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$47,308	$66,262
Current deferred revenue	58,538	60,176
Long-term deferred revenue	233,355	243,864
Long-term debt & other long-term liabilities	211,896	209,061
TOTAL LIABILITIES	551,097	579,363
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	523,511	528,650
Noncontrolling interest	5,751	5,170
TOTAL EQUITY	529,262	533,820
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,080,359	$1,113,183

RECONCILIATION OF FREE CASH FLOW TO NET CASH
(USED IN) PROVIDED BY OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash (used in) provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended March 31,
	2014	2013
Net cash (used in) provided by operating activities	$(2,859)	$76,238
Purchases of property, equipment, & technology licenses	(1,220)	(429)
Capitalized patent costs	(7,883)	(4,923)
Free cash flow	$(11,962)	$70,886

InterDigital, Inc:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814